Exhibit 5.1

Opinion of Larkin Hoffman Daly & Lindgren, Ltd.

Shuffle Master, Inc.
1106 Palms Airport Drive
Las Vegas, Nevada 89119-3730

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Shuffle Master, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering up to 750,000 shares of the Company’s Common Stock (the “Shares”) issued or issuable pursuant to the Shuffle Master, Inc. 2004 Equity Incentive Plan For Non-Employee Directors (the “Plan”), a portion of which may be issued as Restricted Shares, as defined in the Plan, and a portion of which may be shares issued upon the exercise of options or stock appreciation rights by certain holders thereof (collectively, the “Awards”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus, the Plan, the Company’s Articles of Incorporation, as amended, the Company’s Amended and Restated Bylaws and such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares of Common Stock of the Company to be issued thereunder have been validly authorized and that the Plan has been duly adopted and executed.

Assuming (a) the Shares will be issued as set forth in the Plan, (b) full consideration has been received by the Company, (c) the Shares underlying the awards remain validly authorized, (d) no action has been taken to rescind or revoke the Plan, (e) no change occurs in the applicable law or the pertinent facts after the date of this opinion, and (f) the pertinent provisions of applicable state and federal securities laws have been complied with, then it is our further opinion that the Shares will be validly issued, fully paid and nonassessable.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without our prior written consent.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Larkin Hoffman Daly & Lindgren Ltd.

LARKIN HOFFMAN DALY & LINDGREN Ltd.